Free Writing Prospectus Filed Pursuant to Rule 433 Registration Statement No. 333-155535 Dated October 8, 2010

                                                                     J.P. Morgan
J.P. Morgan Efficiente (USD) Index
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Performance Update -- October 2010

OVERVIEW

The JPMorgan Efficiente (USD) Index (the "Index") is a proprietary J.P. Morgan strategy that seeks to generate returns through the selection of up to nine indices based on the modern portfolio theory approach to asset allocation.

Hypothetical and Actual Historical Performance --January 2, 1995 to September
30, 2010(1)
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Key Features of the Index

[]   Synthetic investment in developed equity, emerging markets, alternative investments and global debt;

[]   Dynamic exposure to a synthetic portfolio that is rebalanced quarterly pursuant to a rules-based methodology with a targeted annualized volatility of 8% or less;

[]   Algorithmic portfolio construction intended to address momentum and correlation across markets;

[]   Levels published on Bloomberg under the ticker EFJPUS8E.

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Hypothetical and Actual Historical Volatility --June 27, 1995 to September 30,
2010(2)
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Recent Index Performance
                               September 2010       August 2010     July 2010
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Historical Return(1)                 1.79%           1.27%            3.40%
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Recent Index Composition ("Basket Constituents")(3)
                                                   MSCI     GPR/JPM
         MSCI North  MSCI Europe  MSCI Pacific   Emerging    Global   JPMorgan     DJ-UBS    JPMorgan    JPMorgan
          America     Gross TR      Gross TR    Markets TR  Property  EMBI Plus  Commodity  GBI Global  Cash Index
           Index        Index         Index        Index     Index    Composite    Index    Bond Index    USD 3M
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October--
December     0.0%     0.00%     0.0%             5.0%      20.0%      25.0%      0.0%     25.0%       25.0%
2010
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July--
September    0.0%     0.00%     0.0%             0.0%      25.0%      25.0%     15.0%     25.0%       10.0%
2010
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                                                                 October 8, 2010

 Comparative Hypothetical and Historical Total Returns (%), Volatility (%) and
Correlation -- September 30, 2010

                         Three Year        Five Year Annualized       Ten Year                Ten Year              Ten Year     Correlation(6)
                     Annualized Return(1)        Return(1)       Annualized Return(1)  Annualized Volatility(4)  Sharpe Ratio(5)
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Efficiente Index            0.79%                 5.48%                6.36%                    8.50%                 0.749        100.00%
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MSCI World Index          -10.30%                -0.75%               -1.01%                   17.88%                -0.057         63.11%
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Dow Jones -- UBS           -7.67%                -4.68%                2.75%                   18.45%                 0.149         43.68%
 Commodity Index
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JPMorgan Global Bond        6.41%                 5.29%                5.63%                    2.82%                 1.997         -2.98%
 Index (USD Hedged)
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Notes
1    Represents the performance of the Index based on, as applicable to the relevant measurement period, the hypothetical backtested weekly Index closing levels from January 2, 1995 through June 29, 2007, and the actual historical performance of the Index based on the weekly Index closing level from July 6, 2007 through September 30, 2010, as well as the performance of the MSCI World Index ("MSCI World"), the Dow Jones -- UBS Commodity
     Index(SM) ("DJ-UBS") and the JPMorgan GBI (USD Hedged) Global Bond Index
     ("JPM GBI") over the same period. For purposes of these examples, each index was set equal to 100 at the beginning of the relevant measurement period and returns calculated arithmetically (not compounded). There is no guarantee of any future performance for these three indices based on this information. Source: Bloomberg and JPMorgan.
2    Calculated from the historical returns, as applicable to the relevant measurement period, of the indices over a six-month observation period. For any given day, represents the annualized standard deviation of each index's arithmetic daily returns for the 126-index day period preceding that day.
     The back-tested, hypothetical, historical six-month annualized volatility has inherent limitations. These volatility results were achieved by means of a retroactive application of a back-tested volatility model designed with the benefit of hindsight. No representation is made that in the future the Index, the MSCI World, DJ-UBS and JPM GBI will have the volatilities as shown above or that the Index will outperform any alternative investment strategy. Alternative modeling techniques or assumptions might produce significantly different results and may prove to be more appropriate.
     Actual six-month annualized volatilities may vary materially from this analysis. Source: Bloomberg and JPMorgan.
3    On a quarterly basis (each January, April, July, and October), J.P. Morgan
     Securities Ltd., or JPMSL, acting as the Index calculation agent, will rebalance the Index to take synthetic long positions in the Basket
     Constituents based on mathematical rules that govern the Index and track the returns of the synthetic portfolio above cash. The weights for each
     Basket Constituent will be adjusted to comply with certain allocation constraints, including constraints on individual Basket Constituents, as well as the individual sectors.
4    Calculated based on the annualized standard deviation for the ten year period prior to September 30, 2010.
5    For the above analysis, the Sharpe Ratio, which is a measure of risk-adjusted performance, is computed as the ten year annualized historical return divided by the ten year annualized volatility.
6    Correlation refers to the degree the applicable index has changed relative to daily changes in the JPMorgan Efficiente (USD) Index.

Key Risks
[]   There are risks associated with a momentum-based investment strategy--Efficiente is different from a strategy that seeks long-term exposure to a portfolio consisting of constant components with fixed weights. The Index may fail to realize gains that could occur from holding assets that have experienced price declines, but experience a sudden price spike thereafter.
[]   Correlation of performances among the Basket Constituents may reduce the performance of the Index amongst the Basket Constituents--High correlation during periods of negative returns among Basket Constituents representing any one sector or asset type which have a substantial weighting in the
     Index could have a material adverse effect on the performance of the
     Strategy.
[]   Our affiliate, JPMSL, is the Calculation Agent and may adjust the Index in a way that affects its level--The policies and judgments for which JPMSL is responsible could have an impact, positive or negative, on the level of the
     Index and the value of your investment. JPMSL is under no obligation to consider your interest as an investor in securities linked to the Index.
[]   The Index may not be successful, may not outperform any alternative strategy related to the Basket Constituents, or may not achieve its target volatility of 8%.
[]   The investment strategy involves quarterly rebalancing and maximum weighting caps applied to the Basket Constituents by asset type and geographical region.
[]   Changes in the value of the Basket Constituents may offset each other.
[]   An investment linked to the Index is subject to risks associated with
     non-U.S. securities markets, such as emerging markets and currency exchange risk.
[]   The Index was established on July 2, 2007 and has a limited operating history

The risks identified above are not exhaustive. You should also review carefully the related "Risk Factors" section in the relevant product supplement and the
"Selected Risk Considerations" in the relevant term sheet or pricing supplement.

Index Disclaimers
"Dow Jones(SM)," "UBS", "Dow Jones-UBS Commodity Index Excess Return(SM)," "Dow
Jones-UBS Commodity Index(SM)," and "DJ-UBSCI(SM)" are service marks of Dow
Jones and Company, Inc. and UBS Securities LLC ("UBS"), as the case may be, and have been licensed for use for certain purposes by JPMorgan Chase and Co.
JPMorgan Chase and Co's securities based on the Dow Jones- UBS Commodity Index
Total Return(SM), are not sponsored, endorsed, sold or promoted by Dow Jones,
UBS, or any of their respective subsidiaries or affiliates, and none of Dow
Jones, UBS, or any of their respective subsidiaries or affiliates, makes any representation regarding the advisability of investing in such product(s). The
MSCI indices are the exclusive property of MSCI Inc. ("MSCI"). "MSCI" and the
MSCI index names are service mark(s) of MSCI or its affiliates and have been licensed for use for certain purposes by J.P. Morgan Chase and Co. (the
"Licensee"). The financial securities referred to herein are not sponsored, endorsed, or promoted by MSCI, and MSCI bears no liability with respect to any such financial securities. No purchaser, seller or holder of this product, or any other person or entity, should use or refer to any MSCI trade name, trademark or service mark to sponsor, endorse, market or promote this product without first contacting MSCI to determine whether MSCI's permission is required. Under no circumstances may any person or entity claim any affiliation with MSCI without the prior written permission of MSCI.

For more information on the Index and for additional key risk information see
Page 9 the Strategy Guide at
http://www.sec.gov/Archives/edgar/data/19617/000095010310002933/crt_dp19523-fwp.pdf

DISCLAIMER
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"SEC") for any offerings to which these materials relate. Before you invest in any offering of securities by J.P. Morgan, you should read the prospectus in that registration statement, the prospectus supplement, as well as the particular product supplement, the relevant term sheet or pricing supplement,
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(866) 535-9248.

Free Writing Prospectus filed pursuant to Rule 433; Registration Statement No.
333-155535
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J.P. Morgan Structured Investments | 800 576 3529 | JPM_Structured_Investments@jpmorgan.com